AMENDMENT NO. 3
TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "**Amendment**") is entered into as of November 19, 2019, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent (in such capacity, "**Agent**") for each member of the Lender Group and the Bank Product Provider (as each such term is defined in the Credit Agreement referred to below), KINERGY MARKETING LLC ("**Kinergy**"), and PACIFIC AG. PRODUCTS, LLC ("**Pacific Ag**" and together with Kinergy, each individually, a "**Borrower**" and collectively, the "**Borrowers**").

WHEREAS, Borrowers, Agent and Lenders (as defined below) have entered into certain financing arrangements as set forth in (a) the Second Amended and Restated Credit Agreement, dated as of August 2, 2017, by and among Agent, the financial institutions from time to time party thereto as lenders (collectively, the "**Lenders**") and Borrowers (as amended, restated, renewed, extended, supplemented, substituted and otherwise modified from time to time, the "**Credit Agreement**") and (b) the Loan Documents (as defined in the Credit Agreement);

WHEREAS, Borrowers, Agent and Lenders have agreed to amend and modify certain provisions of Credit Agreement, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, upon the mutual agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Additional Definitions. The Credit Agreement is hereby amended to add the following new definition thereto:

> ""Amendment No. 3 Effective Date" shall mean November 19, 2019."

(b) Interpretation. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Credit Agreement.

2. Amendments.

(a) Special Period. The definition of "Special Period" set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

> ""Special Period" shall mean the period through and including the earlier of (a) December 15, 2019 and (b) the second (2nd) Business Day following written notice from Agent to Administrative Borrower of the election of Agent to terminate the Special Period."

(b) Events of Default - Default Under Other Agreements. Section 8.6 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

> "8.6 **Default Under Other Agreements.** If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries, or Parent, is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries', or Parent's, Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's, or Parent's, obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries, or Parent, is a party involving an aggregate amount of $1,000,000 or more, or (c) a default under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto (and, for each of the foregoing with respect to Parent only, could reasonably be expected to result in a Material Adverse Effect) or (d) a default under the Pekin Ethanol Credit Facility;"

3. Additional Representation. In addition to the continuing representations, warranties and covenants at any time made by Borrowers to Agent and Lenders pursuant to the Credit Agreement, and the other Loan Documents, Borrowers hereby jointly and severally represent, warrant and covenant with and to Agent and Lenders that, as of the date of this Amendment and after giving effect hereto, no known Default or Event of Default exists or has occurred and is continuing.

4. Release. In consideration of the agreements of Agent and Lenders contained herein and the making of loans by or on behalf of Agent and Lenders to Borrowers pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower on behalf of itself and its successors, assigns, and other legal representatives (the "**Releasing Parties**"), hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Agent, each Lender and all such other parties being hereinafter referred to collectively as the "**Releasees**" and individually as a "**Releasee**"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "**Claim**" and collectively, "**Claims**") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, whether liquidated or unliquidated, matured or unmatured, asserted or unasserted, fixed or contingent, foreseen or unforeseen and anticipated or unanticipated, which any Releasing Party may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in relation to, or in any way in connection with the Credit Agreement, as amended and supplemented through the date hereof, this Amendment and the other Loan Documents. Each Releasing Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such

release.

It is the intention of the Releasing Parties that the above release shall be effective as a full and final release of each and every matter specifically and generally referred to above clause (a). Each Releasing Party acknowledges and represents that it has been advised by independent legal counsel with respect to the agreements contained herein and with respect to the provisions of California Civil Code Section 1542, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR OR RELEASEE." Each Releasing Party, being aware of said code section, expressly waives on its own behalf and on behalf of those for which such Releasing Party is giving the release, any and all rights either may have thereunder, as well as under any other statute or common law principle of similar effect, with respect to any of the matters released herein. This release shall act as a release of all included claims, rights and causes of action, whether such claims are currently known, unknown, foreseen or unforeseen and regardless of any present lack of knowledge as to such claims. Each Releasing Party understands and acknowledges the significance and consequence of this waiver of California Civil Code Section 1542, and hereby assumes full responsibility for any injuries, damages, losses or liabilities released herein.

5. Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the receipt by Agent of an original (or electronic copy) of this Amendment (and all exhibits hereto) duly authorized, executed and delivered by Borrowers and Lenders.

6. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Credit Agreement are intended or implied and in all other respects the Credit Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment, on the one hand, and Credit Agreement, on the other hand, the terms of this Amendment shall control.

7. Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

8. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

9. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of California (without giving effect to principles of conflict of laws).

10. Counterparts. This Amendment may be signed in counterparts, each of which shall be an original and all of which taken together constitute one agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWERS:

KINERGY MARKETING LLC,
as a Borrower

By: ______________________
Name: Bryon T. McGregor
Title: CFO

PACIFIC AG. PRODUCTS, LLC,
as a Borrower

By: ______________________
Name: Bryon T. McGregor
Title: CFO

AGENT AND LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent and sole Lender

By: ______________________
Name: Carlos Valles
Title: Vice President